Exhibit 2.a

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION
This SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of this 3rd day of March, 2016 by and among, Petrus Resources Corporation, a Delaware corporation ("PETRUS"), The Waters Club Worldwide Inc., a Florida corporation ("WCW") and each of the shareholders listed on Schedule 1.01 hereto and the signature page to this Agreement (the "WCW Shareholders").
RECITALS:
A.  The Boards of Directors of PETRUS and WCW have determined that an acquisition of all of the issued and outstanding shares of capital stock of WCW by PETRUS through a share exchange upon the terms and subject to the conditions set forth in this Agreement (the "Share Exchange") would be in the best interests of PETRUS and WCW, and the Boards of Directors of PETRUS and WCW have each approved the Share Exchange, pursuant to which all of the right, title and interest in and to all of the issued and outstanding shares of capital stock of WCW (the "Ownership Interest") will be exchanged for 80,000,000 shares of common stock of PETRUS (the "Exchange Shares" or the "Shares").
B.  PETRUS and WCW desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.
C.  For federal income tax purposes, the parties intend that the Share Exchange shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I.
THE EXCHANGE
1.01            Share Exchange.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Revised Statutes ("Delaware Statutes") and the Florida Business Corporation Act ("FBCA"), at the Closing (as hereinafter defined), the parties shall do the following:
(a)            WCW shall cause the WCW Shareholders to convey, assign, and transfer the Ownership Interest to PETRUS by delivering to PETRUS executed and transferable share certificates endorsed in blank (or accompanied by duly executed stock powers endorsed in blank) in proper form for transfer. The Ownership Interest transferred to PETRUS at the Closing shall constitute at 100% of the issued and outstanding shares of capital stock of WCW.
(b)            As consideration for its acquisition of the Ownership Interest, PETRUS shall issue the Exchange Shares to the WCW Shareholders in the denominations set forth on Schedule 1.01 hereto by delivering share certificates to the WCW Shareholders evidencing the Exchange Shares (the "Exchange Shares Certificates").

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(c)            For federal income tax purposes, the Share Exchange is intended to constitute a "reorganization" within the meaning of Section 368 of the Code, and the parties shall report the transactions contemplated by the this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of PETRUS or WCW has taken or failed to take, and after the Effective Time (as defined below), PETRUS shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.
1.02            Effect of the Share Exchange.  The Share Exchange shall have the effects set forth in the applicable provisions of the Delaware Statutes and FBCA.
1.03            Effectiveness of Agreement.  This Agreement shall be effective only upon the initial declaration of effectiveness of the post-effective amendment to the Form S-1 Registration Statement (333-198776) filed by PETRUS (the "419 Registration Statement").
1.04  Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VII and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Exchange (the "Closing") will take place at 11:00 am Eastern Standard Time on the business day upon satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the offices of Address, City, State and Zip unless another date, time or place is agreed to in writing by the parties hereto. The Closing of this transaction is contingent upon the effectiveness of the post-effective amendment to the 419 Registration Statement and 80% approval of the investors under the 419 Registration Statement.
1.05            Reorganization.
(a)            As of the Closing, Miguel Dotres shall resign from the board of directors of the PETRUS and Andrew Deme shall be appointed as the director of PETRUS until his respective successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with PETRUS's Articles of Incorporation and Bylaws.
(b)            The nominees of WCW, as set forth on Schedule 1.05, shall, as of the Closing, be appointed as the officers of PETRUS until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with PETRUS's Articles of Incorporation and Bylaws. As of the Closing, Miguel Dotres and Arlette Bransfield shall resign from all positions each holds as an officer of PETRUS.

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(c)            If at any time after the Closing, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in PETRUS the title to any property, rights, privileges, powers and franchises of WCW by reason of, or as a result of, the Share Exchange, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in PETRUS, and otherwise to carry out the provisions of this Agreement.
1.06            Effective Time of Share Exchange.  As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall make all filings or recordings required under Delaware Statutes. The Share Exchange shall become effective at such time as is permissible in accordance with Delaware Statutes and FBCA (the "Effective Time"). PETRUS and WCW shall use reasonable efforts to have the Closing Date and the Effective Time to be the same day.
ARTICLE II. COMPLIANCE WITH APPLICABLE SECURITIES LAWS
2.01            Covenants, Representations and Warranties of the WCW Shareholders.
Each WCW Shareholder individually, by virtue of signing this Agreement, represents and warrants to PETRUS that the statements contained in this Section 2.01 are true, correct and complete as of the date of this Agreement (or, if made as of a specified date, as of such date) and will be true, correct and complete as of the Closing Date (or, if made as of a specified date, as of such date):
(a)            Each WCW Shareholder individually acknowledge and agree that they are acquiring the Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act")) directly or indirectly unless: (i) the sale is to PETRUS; or (ii) the Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities and the seller has furnished to PETRUS an opinion of counsel to that effect or such other written opinion as may be reasonably required by PETRUS.
(b)            The WCW Shareholders acknowledge and agree that the certificates representing the Shares shall bear a restrictive legend, substantially in the following form:

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"THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS, AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS."
(c)            Ownership of Shares.  The WCW Shareholder is the sole record and beneficial owner of the WCW shares shown on Schedule 1.01 and the WCW Shares are not subject to any encumbrance, any rights of first refusal of any kind, options, preemptive rights, voting arrangements or other rights of third parties to acquire any of such shares. The WCW Shareholder has good and valid title to, and has the unrestricted (except for restrictions imposed generally under applicable federal and state securities laws) right to deliver such shares of WCW Common Stock to PETRUS in accordance with the terms of this Agreement.
(d)            Authority.  The WCW Shareholder has the power and authority to enter into and to perform their respective obligations under this Agreement and each of the agreements, certificates and documents required to be delivered by the WCW Shareholder pursuant to the terms of this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Shareholder. The Agreement constitutes the legal, valid and binding obligation of the WCW Shareholder, enforceable against the WCW Shareholder in accordance with its terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
(e)            Conflicts.  Neither the execution and delivery by the WCW Shareholder of this Agreement nor the performance by the WCW Shareholder of its obligations hereunder will conflict with any contract, agreement or arrangement (whether or not in writing) to which the WCW Shareholder is a party or any law, rule, regulation, order or injunction applicable to Shareholder. There are no legal proceedings pending or, to the best knowledge of the Shareholder, threatened against WCW that would prevent the consummation of the transactions contemplated by this Agreement. No consent, notice or approval is required of any person in connection with Shareholder's execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
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(f)            Investment Representations.
(i)              Disclosure of Information.  The WCW Shareholder has had an opportunity to ask questions and receive answers from PETRUS's management regarding the business, properties, prospects and financial condition of PETRUS. The WCW Shareholder is aware of the risks of investing in PETRUS and there is no trading market for PETRUS capital stock.
(ii)              Accredited Investor.  The WCW Shareholder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The WCW Shareholder is experienced in evaluating and investing in securities of companies in a similar stage of development to PETRUS and has sufficient knowledge and experience in financial and business matters to assess the relative merits and risks of an investment in PETRUS, and can bear the economic risk of this investment.
(iii)              Purchase Entirely for Own Account.  This Agreement is made with the WCW Shareholder and WCW in part in reliance upon WCW Shareholder's representation to PETRUS, which by the WCW Shareholder's execution of this Agreement the WCW Shareholder hereby confirms, that the Exchange Shares to be acquired by the WCW Shareholder will be acquired for investment for Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (other than in accordance with applicable securities laws), and that the WCW Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same except to an entity which is owned or controlled by the WCW Shareholder and which is an accredited investor. By executing this Agreement, the WCW Shareholder further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of Exchange Shares.

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(g)            Restricted Securities.  The WCW Shareholder understands that the Exchange Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Shareholder's representations as expressed herein. The WCW Shareholder understands that the Exchange Shares to be received by the WCW Shareholder are "restricted securities" under applicable U.S. federal and state securities laws and regulations, and that pursuant to these laws, the WCW Shareholder must hold the Exchange Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. The WCW Shareholder acknowledges that PETRUS has no obligation to register or qualify the Exchange Shares for resale. The WCW Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Exchange Shares, and requirements relating to PETRUS which are outside of the Shareholder's control and which PETRUS is under no obligation, and may not be able, to satisfy.
ARTICLE III. REPRESENTATIONS AND WARRANTIES
3.01            Representations and Warranties of WCW.  Except as set forth in the disclosure schedule delivered by WCW to PETRUS at the time of execution of this Agreement (the "WCW Disclosure Schedule"), WCW represents and warrants to PETRUS as follows:
(a)            Organization, Standing and Power.  WCW is duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. WCW is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02).
(b)            Subsidiaries.  Except as set forth on Schedule 3.01(b), WCW does not own, directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise. The subsidiaries listed on Schedule 3.01 (each a "Subsidiary") are each duly organized, validly existing and in good standing in its jurisdiction of organization, with all requisite corporate, partnership, membership or limited liability company power, as the case may be, to own, lease and operate its property and to carry on its business as now being conducted. WCW owns 100% of the outstanding interests of each Subsidiary and there is no outstanding stock options or warrants or any other rights entitling any person to purchase capital stock of any Subsidiary. Unless the context requires otherwise, reference to WCW includes its Subsidiaries.
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(c)            Corporate Documents.  Schedule 1.01 sets forth a true and correct copy of a shareholder list setting forth all WCW Shareholders with the number of shares owned by each such shareholder.
(d)            Ownership Interest.  The Ownership Interest represents 100% of the issued and outstanding shares of capital stock of WCW. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of WCW. There are no rights, commitments, agreements, arrangements or undertakings of any kind to which WCW is a party or by which it is bound obligating WCW to issue, deliver or sell, or cause to be issued, delivered or sold, additional ownership interests of WCW or obligating WCW to issue, grant, extend or enter into any such right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of WCW to repurchase, redeem or otherwise acquire or make any payment in respect of the ownership interests of WCW.
(e)            Capitalization of WCW.  The entire authorized capital stock of WCW consists of 200,000,000 shares having a par value of $0.0001 per share, of which 80,000,000 shares are issued and outstanding. All of WCW's issued and outstanding shares have been duly authorized, are validly issued, fully paid and non-assessable, and are held by the WCW Shareholders listed on the shareholder list attached as Schedule 1.01 hereto.
(f)            Authority; Non-contravention.  WCW and its shareholders have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by WCW and its shareholders and the consummation by WCW and its shareholders of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary action on the part of WCW. This Agreement has been duly executed and when delivered by WCW and its shareholders shall constitute a valid and binding obligation of WCW and its shareholders, enforceable against WCW and its shareholders, as applicable, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of WCW under, (i) the articles of incorporation or bylaws of WCW, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to WCW, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to WCW, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to WCW or could not prevent, hinder or materially delay the ability of WCW to consummate the transactions contemplated by this Agreement.
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(g)            Governmental Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to WCW in connection with the execution and delivery of this Agreement by WCW or the consummation by WCW of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").
(h)            Financial Statements.
(i)              (i) PETRUS has received from WCW a copy of its latest audited financial statements for the fiscal year ended December 31, 2015 (collectively, the "WCW Financial Statements"). The WCW Financial Statements fairly present the financial condition of WCW at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of WCW, fixed or contingent, and of whatever nature.
(ii)              Since December 31, 2015, the date of the balance sheet (the "WCW Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of WCW, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operation or prospects, of WCW except in the ordinary course of business.
(iii)              Since the WCW Balance Sheet Date, WCW has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective), nor has WCW, except as disclosed in writing to PETRUS, issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any securities of WCW and has not granted or agreed to grant any other right to subscribe for or to purchase any securities of WCW or has incurred or agreed to incur any indebtedness for borrowed money.
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(i)            Absence of Certain Changes or Events.  Except as set forth on Schedule 3.01(i), since the WCW Balance Sheet Date, WCW has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:
(i)              material adverse change with respect to WCW including any amendments to its Articles of Incorporation and Bylaws;
(ii)              event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of PETRUS;
(iii)              condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of WCW to consummate the transactions contemplated by this Agreement;
(iv)              incurrence, assumption or guarantee by WCW of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to PETRUS in writing;
(v)              creation or other incurrence by WCW of any lien on any asset other than in the ordinary course consistent with past practices;
(vi)              transaction or commitment made, or any contract or agreement entered into, by WCW relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by WCW of any contract or other right, in either case, material to WCW, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;
(vii)              labor dispute, other than routine, individual grievances, or, to the knowledge of WCW, any activity or proceeding by a labor union or representative thereof to organize any employees of WCW or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;
(viii)              payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;
(ix)              write-offs or write-downs of any assets of WCW;
(x)              creation, termination or amendment of, or waiver of any right under, any material contract of WCW;

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(xi)              damage, destruction or loss having, or reasonably expected to have, a material adverse effect on WCW;
(xii)              other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to WCW; or
(xiii)              agreement or commitment to do any of the foregoing.
(j)            Certain Fees.  Except as set forth on Schedule 3.01(j), no brokerage or finder's fees or commissions are or will be payable by WCW to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.
(k)            Litigation; Labor Matters; Compliance with Laws.
(i)              There is no suit, action or proceeding or investigation pending or, to the knowledge of WCW, threatened against or affecting WCW or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to WCW or prevent, hinder or materially delay the ability of WCW to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against WCW having, or which, insofar as reasonably could be foreseen by WCW, in the future could have, any such effect.
(ii)              WCW is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to WCW.
(iii)              The conduct of the business of WCW complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

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(l)            Benefit Plans.  WCW is not a party to any Benefit Plan under which WCW currently has an obligation to provide benefits to any current or former employee, officer or director of WCW. As used herein, "Benefit Plan" shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, ownership plan with respect to any membership interest, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, severance pay, termination, salary continuation, or employee assistance plan.
(m)            Tax Returns and Tax Payments.
(i)              WCW has timely filed with the appropriate taxing authorities all Tax Returns, as that term is hereinafter defined, required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes, as that term is hereinafter defined, due and owing by WCW have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). WCW is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to WCW by a taxing authority in a jurisdiction where WCW does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of WCW did not, as of the WCW Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since the WCW Balance Sheet Date, neither WCW nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of WCW and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of WCW.
(ii)              No material claim for unpaid Taxes has been made or become a lien against the property of WCW or is being asserted against WCW, no audit of any Tax Return of WCW is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by WCW and is currently in effect. WCW has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(iii)              As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.
(n)            Environmental Matters.  WCW is in compliance with all Environmental Laws in all material respects.  WCW has not received any written notice regarding any violation of any Environmental Laws, as that term is hereinafter defined, including any investigatory, remedial or corrective obligations.
(o)            Material Contract Defaults.  WCW is not, or has not received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, as that term is hereinafter defined; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Agreement, a "Material Contract" means any contract, agreement or commitment that is effective as of the Closing Date to which WCW is a party (i) with expected receipts or expenditures in excess of $50,000, (ii) requiring WCW to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $50,000 or more, including guarantees of such indebtedness, or (v) which, if breached by WCW in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from WCW or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.
(p)            Accounts Receivable.  All of the accounts receivable of WCW that are reflected on WCW's Financial Statements or the accounting records of WCW as of the Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established.  The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

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(q)            Properties.  WCW has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by WCW or acquired after the date thereof which are, individually or in the aggregate, material to WCW's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.  Any real property and facilities held under lease by WCW is held by it under valid, subsisting and enforceable leases of which WCW is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.
(r)            Intellectual Property.
(i)              As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Company License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for off-the-shelf products that are generally available for less than $25,000), and any written settlements relating to any Intellectual Property, to which WCW is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.
(ii)              Except as set forth on Schedule 3.01(r)(ii), WCW owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its respective businesses as now being conducted. To the knowledge of WCW, none of WCW's Intellectual Property or License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against WCW or its successors.
(s)            Undisclosed Liabilities.  WCW has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in WCW Financial Statements incurred in the ordinary course of business or such liabilities or obligations disclosed in Schedule 3.01(s).

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(t)            Full Disclosure.  All of the representations and warranties made by WCW in this Agreement, and all statements set forth in the certificates delivered by WCW at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by WCW pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to PETRUS or its representatives by or on behalf of any of WCW or its affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
3.02            Representations and Warranties of PETRUS.  As a material inducement for WCW to enter into this Agreement and to consummate the transactions contemplated hereby, PETRUS hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by WCW regardless of any investigation made or information obtained by WCW (unless and to the extent specifically and expressly waived in writing by WCW on or before the Closing Date):
(a)            Organization, Standing and Corporate Power.  PETRUS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. PETRUS is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to PETRUS.
(b)            Subsidiaries.  PETRUS owns no subsidiaries.
(c)            Capitalization of PETRUS.  As of the date of this Agreement, the authorized capital stock of PETRUS consists of 100,000,000 shares of PETRUS Common Stock, $0.0001 par value, of which 8,000,000 shares of PETRUS Common Stock are issued and outstanding and 25,000,000 shares of Preferred Stock, $0.0001 par value, of which none are issued and outstanding. There are no other shares of PETRUS capital stock issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise.  Except as set forth above, no shares of capital stock or other equity securities of PETRUS are issued, reserved for issuance or outstanding. All of the shares of common stock issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities.
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(d)            Corporate Authority; Non-contravention.  PETRUS has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by PETRUS and the consummation by PETRUS of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of PETRUS. This Agreement has been duly executed and when delivered by PETRUS shall constitute a valid and binding obligation of PETRUS, enforceable against PETRUS in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of PETRUS under (i) its articles of incorporation, bylaws, or other charter documents; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to PETRUS, its properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to PETRUS, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to PETRUS or could not prevent, hinder or materially delay the ability of PETRUS to consummate the transactions contemplated by this Agreement.
(e)            Affiliate Transactions.  No officer, director or employee of PETRUS or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with PETRUS or any interest in any of their property of any nature, used in or pertaining to the business of PETRUS. None of the foregoing persons has any direct or indirect interest in any competitor, supplier or customer of PETRUS or in any person from whom or to whom PETRUS leases any property or transacts business of any nature.
(f)            Government Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to PETRUS in connection with the execution and delivery of this Agreement by PETRUS, or the consummation by PETRUS of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Delaware Statutes, the Securities Act or the Exchange Act.
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(g)            Financial Statements.
(i)              The consolidated financial statements of PETRUS included in the reports, schedules, forms, statements and other documents filed by PETRUS with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "PETRUS SEC Documents") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of PETRUS and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by PETRUS's independent accountants). Except as set forth in the PETRUS SEC Documents, at the date of the most recent audited financial statements of PETRUS included in the PETRUS SEC Documents, PETRUS has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to PETRUS.
(ii)              Schedule 3.02(g)(ii) shall include the following financial information (collectively, the ("PETRUS Financial Information"): audited balance sheet and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended December 31, 2015 and December 31, 2014 for PETRUS.  The audited balance sheet dated as of December 31, 2015 of PETRUS shall be referred to as the "PETRUS Balance Sheet." The PETRUS financial information presents fairly the financial condition of PETRUS as of such dates and the results of operations of PETRUS and its subsidiaries for such periods, in accordance with GAAP and are consistent with the books and records of PETRUS (which books and records are correct and complete).

(h)            Events Subsequent to PETRUS Balance Sheet.  Since the date of the PETRUS Balance Sheet, there has not been, occurred or arisen, with respect to PETRUS:
(i)              any change or amendment in its Articles of Incorporation and/or Bylaws;

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(ii)              any reclassification, split-up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;
(iii)              any direct or indirect redemption, purchase or acquisition by any person of any of its capital stock or of any interest in or right to acquire any such stock;
(iv)              any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;
(v)              any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;
(vi)              the organization of any subsidiary or the acquisition of any shares of capital stock by any person or any equity or ownership interest in any business;
(vii)              any damage, destruction or loss of any of its properties or assets whether or not covered by insurance;
(viii)              any sale, lease, transfer or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;
(ix)              the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;
(x)              any acceleration, termination, modification, or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which it is a party or by which it is bound;
(xi)              any security interest or encumbrance imposed upon any of its assets, tangible or intangible;
(xii)              any grant of any license or sublicense of any rights under or with respect to any PETRUS Intellectual Property;
(xiii)              any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any PETRUS Intellectual Property;

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(xiv)              any capital expenditure (or series of related capital expenditures) involving more than $2,500 and outside the ordinary course of business;
(xv)              any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans and acquisitions) involving more than $2,500 and outside the ordinary course of business;
(xvi)              any issuance of any note, bond or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $2,500;
(xvii)              any delay or postponement of the payment of accounts payable or other liabilities;
(xviii)              any cancellation, compromise, waiver or release of any right or claim (or series of related rights and claims) involving more than $5,000 and outside the ordinary course of business;
(xix)              any loan to, or any entrance into any other transaction with, any of its directors, officers and employees either involving more than $500 individually or $2,500 in the aggregate;
(xx)              the adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken away any such action with respect to any other Employee Benefit Plan);
(xxi)              any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
(xxii)              any increase in the base compensation of any of its directors, officers and employees;
(xxiii)              any charitable or other capital contribution in excess of $2,500;
(xxiv)              any taking of other action or entrance into any other transaction other than in the ordinary course of business, or entrance into any transaction with any insider of PETRUS, except as disclosed in this Agreement and any disclosures schedules;
(xxv)              any other event or occurrence that may have or could reasonably be expected to have a material adverse effect on PETRUS (whether or not similar to any of the foregoing); or
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(xxvi)              any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.
(i)            Certain Fees.  Except as set forth on Schedule 3.02(i), no brokerage or finder's fees or commissions are or will be payable by PETRUS to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.
(j)            Litigation; Labor Matters; Compliance with Laws.
(i)              There is no suit, action or proceeding or investigation pending or, to the knowledge of PETRUS, threatened against or affecting PETRUS or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to PETRUS or prevent, hinder or materially delay the ability of PETRUS to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PETRUS having, or which, insofar as reasonably could be foreseen by PETRUS, in the future could have, any such effect.
(ii)              PETRUS is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to PETRUS.
(iii)              The conduct of the business of PETRUS complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.
(k)            Benefit Plans.  PETRUS is not a party to any Benefit Plan under which PETRUS currently has an obligation to provide benefits to any current or former employee, officer or director of PETRUS.

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(l)            Certain Employee Payments.  PETRUS is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of PETRUS of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(m)            Tax Returns and Tax Payments.
(i)              PETRUS has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by PETRUS has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  PETRUS is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed to PETRUS by a taxing authority in a jurisdiction where PETRUS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The unpaid Taxes of PETRUS did not, as of the PETRUS Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto).  Since the PETRUS Balance Sheet Date, neither PETRUS nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.  As of the Closing Date, the unpaid Taxes of PETRUS and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of PETRUS.
(ii)              No material claim for unpaid Taxes has been made or become a lien against the property of PETRUS or is being asserted against PETRUS; no audit of any Tax Return of PETRUS is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by PETRUS and is currently in effect.  PETRUS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(n)            Environmental Matters.  PETRUS is in compliance with all Environmental Laws in all material respects.  PETRUS holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on PETRUS, and is compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects.  No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by PETRUS or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to PETRUS.  PETRUS has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location, which could result in any liability to PETRUS.  PETRUS has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on PETRUS.  There are no past, pending or threatened claims under Environmental Laws against PETRUS and PETRUS is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against PETRUS pursuant to Environmental Laws.
(o)            Contracts. Schedule 3.02(o) sets forth a true, complete and accurate list of all written or oral contracts, understandings, agreements and other arrangements (including a brief description of all such oral arrangements) executed by an officer or duly authorized employee of PETRUS or to which PETRUS is a party either:
(i)              involving more than $2,500, or
(ii)              in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.
PETRUS has delivered or will, prior to Closing, deliver to WCW a correct and complete copy of each Contract  listed in Schedule 3.02(o) (the "PETRUS Contracts"). Except as disclosed in Schedule 3.02(o): (i) PETRUS has fully complied with all material terms of the PETRUS Contracts; (ii) to the knowledge of PETRUS, other parties to the PETRUS Contracts have fully complied with the terms of the PETRUS Contracts; and (iii) there are no disputes or complaints with respect to nor has PETRUS received any notices (whether oral or in writing) that any other party to the PETRUS Contracts is terminating, intends to terminate or is considering terminating, any of the PETRUS Contracts listed or required to be listed in Schedule 3.02 (o).

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(p)            Material Contract Defaults.  Except as set forth on Schedule 3.02(p), PETRUS is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any PETRUS Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Agreement, a "PETRUS Material Contract" means any contract, agreement or commitment that is effective as of the Closing Date to which PETRUS is a party (i) with expected receipts or expenditures in excess of $2,500, (ii) requiring PETRUS to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $2,500 or more, including guarantees of such indebtedness, or (v) which, if breached by PETRUS in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from PETRUS or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.
(q)            Properties.  PETRUS has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by PETRUS or acquired after the date thereof which are, individually or in the aggregate, material to PETRUS's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.  Any real property and facilities held under lease by PETRUS are held by them under valid, subsisting and enforceable leases of which PETRUS is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.
(r)            Intellectual Property.  PETRUS owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted.  All of PETRUS's licenses to use software programs are current and have been paid for the appropriate number of users.  To the knowledge of PETRUS, none of PETRUS's Intellectual Property or PETRUS License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against PETRUS or its successors.
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(s)            SEC Reports and Financial Statements. Since November 21, 2012, PETRUS has filed with the SEC all reports and other filings required to be filed by PETRUS in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the "PETRUS SEC Reports"). As of their respective dates, the PETRUS SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such PETRUS SEC Reports and, except to the extent that information contained in any PETRUS SEC Report has been revised or superseded by a later PETRUS SEC Report filed and publicly available prior to the date of this Agreement, none of the PETRUS SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of PETRUS included in PETRUS SEC Reports were prepared from and are in accordance with the accounting books and other financial records of PETRUS, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of PETRUS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the PETRUS SEC Reports, PETRUS has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the ordinary course of business. The PETRUS SEC Reports accurately disclose (i) the terms and provisions of all stock option plans, (ii) transactions with Affiliates, and (iii) all material contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.
(t)            Board Determination.  The Board of Directors of PETRUS has unanimously determined that the terms of the Share Exchange are fair to and in the best interests of PETRUS and its stockholders.
(u)            Required PETRUS Share Issuance Approval.  PETRUS represents that the issuance of the Exchange Shares to WCW will be in compliance with the Delaware Statutes and the Bylaws of PETRUS as well as federal and state securities laws.
(v)            Undisclosed Liabilities.  PETRUS has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the PETRUS SEC Documents incurred in the ordinary course of business.

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(w)            Full Disclosure.  All of the representations and warranties made by PETRUS in this Agreement, and all statements set forth in the certificates delivered by PETRUS at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by PETRUS pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to WCW or its representatives by or on behalf of PETRUS and the PETRUS Stockholders in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(x)            Powers of Attorney. There are no outstanding powers of attorney executed on behalf of PETRUS.
ARTICLE IV. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO SHARE EXCHANGE
4.01            Conduct of WCW and PETRUS.  From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, WCW and PETRUS shall not, unless mutually agreed to in writing:
(a)            engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;
(b)            sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;
(c)            fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time;
(d)            except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to WCW and PETRUS or their business or assets;
(e)            make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.
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4.02            Current Information.
(a)            During the period from the date of this Agreement to the Closing, each Party hereto shall promptly notify each other Party of any (i) significant change in its ordinary course of business, (ii) proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of proceedings, in each case involving the Parties the outcome of which, if adversely determined, could reasonably be expected to have a material adverse effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a material adverse effect on the ability of any party hereto to consummate the Share Exchange.
(b)            During the period from the date of this Agreement to the Closing, PETRUS shall promptly notify WCW of any correspondence received from the SEC and shall deliver a copy of such correspondence to WCW within one (1) business day of receipt.
4.03            Material Transactions. Prior to the Closing, neither WCW nor PETRUS will (other than (i) as contemplated by the terms of this Agreement and any related agreements, (ii) with respect to transactions for which there is a binding commitment existing prior to the date hereof disclosed in any disclosure schedules, or (iii) in the ordinary course of business without first obtaining the written consent of the other parties hereto:
(a)            declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property;
(b)            amend its Articles of Incorporation or Bylaws or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;
(c)            except pursuant to options, warrants, conversion rights or other contractual rights, issue any shares of its capital stock or any options, warrants or other rights to subscribe for or purchase such common or other capital stock or any securities convertible into or exchangeable for any such common or other capital stock;
(d)            directly redeem, purchase or otherwise acquire any of its common or other capital stock;
(e)            effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;
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(f)            enter into any employment contract which is not terminable upon notice of ninety (90) days or less, at will, and without penalty except as provided herein or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Employee Benefit Plan, agreement, payment or agreement under, to, for or with any of such officers or employees;
(g)            make any payment or distribution to the trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such Party's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, options, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate or modify any plan;
(h)            prepay any debt in excess of Five Thousand Dollars ($5,000), borrow or agree to borrow any amount of funds except in the ordinary course of business or, directly or indirectly, guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;
(i)            enter into any agreement, contract or commitment having a term in excess of three (3) months or involving payments or obligations in excess of Five Thousand ($5,000) Dollars in the aggregate, except in the ordinary course of business;
(j)            amend or modify any material contract;
(k)            agree to increase the compensation or benefits of any employee (except for normal annual salary increases in accordance with past practices);
(l)            place on any of its assets or properties any pledge, charge or other Encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the ordinary course of business or as otherwise disclosed herein;
(m)            guarantee the obligation of any person, firm or corporation, except in the ordinary course of business;
(n)            make any loan or advance in excess of Two Thousand Five Hundred ($2,500) Dollars in the aggregate or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;
(o)            sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than leasehold interests in closed facilities, except in the ordinary course of business;
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(p)            commit any act or fail to do any act which will cause a breach of any contract and which will have a material adverse effect on its business, financial condition or earnings;
(q)            violate any applicable law which violation might have a material adverse effect on such party;
(r)            purchase any real or personal property or make any other capital expenditure where the amount paid or committed is, in the aggregate, in excess of Two Thousand ($2,500) Dollars per expenditure;
(s)            except in the ordinary course of business, enter into any agreement or transaction with any of such party's affiliates; or
(t)            engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.
ARTICLE V.
ADDITIONAL AGREEMENTS
5.01            Access to Information; Confidentiality.
(a)            WCW shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to PETRUS and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its and to WCW's properties, books, contracts, commitments, personnel and records and, during such period, WCW shall, and shall cause its officers, employees and representatives to, furnish promptly to PETRUS all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.  For the purposes of determining the accuracy of the representations and warranties of PETRUS set forth herein and compliance by PETRUS of its obligations hereunder, during the period prior to the Effective Time, PETRUS shall provide WCW and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable WCW to confirm the accuracy of the representations and warranties of PETRUS set forth herein and compliance by PETRUS of its obligations hereunder, and, during such period, PETRUS shall, and shall cause its officers, employees and representatives to, furnish promptly to WCW upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.  Except as required by law, each of WCW and PETRUS will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.
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(b)            No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.
5.02            Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Exchange and the other transactions contemplated by this Agreement.  PETRUS and WCW shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Share Exchange.
5.03            Public Announcements.  PETRUS, on the one hand, and WCW, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.
5.04            Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
5.05            No Solicitation.  Except as previously agreed to in writing by the other party, neither WCW nor PETRUS shall authorize or permit any of its officers, directors, agents, representatives, or advisors to solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any exchange, merger, consolidation, business combination, recapitalization or similar transaction involving WCW or PETRUS, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Share Exchange or which would or could be expected to dilute the benefits to either WCW or PETRUS of the transactions contemplated hereby. WCW or PETRUS will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.
ARTICLE VI. CONDITIONS PRECEDENT
6.01            Conditions to Each Party's Obligation to Effect the Share Exchange.  The obligation of each party to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
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(a)            No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Share Exchange that makes consummation of the Share Exchange illegal.
(b)            Governmental Approvals.  All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity having jurisdiction which the failure to obtain, make or occur would have a material adverse effect on PETRUS or WCW shall have been obtained, made or occurred.
(c)            No Litigation.  There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by WCW, PETRUS or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of WCW or PETRUS.
(d)            Reconfirmation.  The Closing of this transaction between is contingent upon the effectiveness of the post-effective amendment to the 419 Registration Statement and 80% approval of the investors under the 419 Registration Statement.
6.02            Conditions Precedent to Obligations of PETRUS.  The obligation of PETRUS to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(a)            Representations, Warranties and Covenants.  The representations and warranties of WCW in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) WCW shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Effective Time.
(b)            Consents.  PETRUS shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.
(c)            No Material Adverse Change.  There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of WCW that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on WCW.
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(d)            Delivery of the Assignment of Ownership Interest.  WCW shall have delivered the share certificates to PETRUS on the Closing Date.
(e)            Audited Financial Statements.  PETRUS shall have received from WCW, audited Financial Statements and proforma financial statements as required to be filed by PETRUS pursuant to the Exchange Act.
(f)            Board Resolutions.  PETRUS shall have received resolutions duly adopted by WCW's board of directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.
(g)            Due Diligence Investigation.  PETRUS shall be reasonably satisfied with the results of its due diligence investigation of WCW in its sole and absolute discretion.
6.03            Conditions Precedent to Obligation of WCW and the Shareholders.  The obligation of WCW and the Shareholders to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(a)            Representations, Warranties and Covenants.  The representations and warranties of PETRUS in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) PETRUS shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.
(b)            Consents.  WCW shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.
(c)            No Material Adverse Change.  There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of PETRUS that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on PETRUS.
(d)            Board Resolutions.  WCW shall have received resolutions duly adopted by PETRUS's board of directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.
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(e)            Resignations.  PETRUS shall have delivered to WCW the resignation of Miguel Dotres and Arlette Bransfield from all positions as an officers and directors of PETRUS.
(f)            PETRUS shall have delivered to WCW evidence of the reduction of PETRUS's Board of Directors to one (1) member and evidence of the appointment of Andrew Deme as new director nominated by WCW;
(g)            PETRUS shall deliver to each WCW Shareholder a certificate evidencing ownership of the Shares described in Section 1.01(b) hereof.
(h)            As of the Closing Date, PETRUS shall not have any debts or liabilities and shall not have any liens recorded against its properties or assets.
(i)            Cash on Hand.  PETRUS, at closing, shall have $0.00 cash on hand and liabilities not exceeding $1,000.
(j)            Current Report.  PETRUS shall have prepared for filing a Form 8-K to be filed within four (4) business days of the Closing Date containing the required information relating to the Share Exchange.
(k)            Due Diligence Investigation.  WCW shall be reasonably satisfied with the results of its due diligence investigation of PETRUS in its sole and absolute discretion.
ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER
7.01            Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Share Exchange:
(a)            by mutual written consent of PETRUS and WCW;
(b)            by either PETRUS or WCW if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action shall have become final and non-appealable;
(c)            by either PETRUS or WCW if the Share Exchange shall not have been consummated on or before March 31, 2016 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time).
(d)            by PETRUS, if a material adverse change shall have occurred relative to WCW (and not curable within thirty (30) days);
(e)            by WCW if a material adverse change shall have occurred relative to PETRUS (and not curable within thirty (30) days);
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(f)            by PETRUS, if WCW willfully fails to perform in any material respect any of its material obligations under this Agreement; or
(g)            by WCW, if PETRUS willfully fails to perform in any material respect any of its obligations under this Agreement.
7.02            Effect of Termination.  In the event of termination of this Agreement by either WCW or PETRUS as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PETRUS or WCW, other than the provisions of the last sentence of Section 5.01(a) and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.
7.03            Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties upon approval by the party, if such party is an individual, and upon approval of the Board of Director of PETRUS and of WCW.
7.04            Extension; Waiver.  Subject to Section 7.01(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
7.05            Return of Documents.  In the event of termination of this Agreement for any reason, PETRUS and WCW will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement.  PETRUS and WCW will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.
ARTICLE VIII. INDEMNIFICATION AND RELATED MATTERS
8.01            Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any disclosure schedule, shall survive until twelve (12) months after the Effective Time (except for with respect to Taxes, which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period). The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.
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8.02            Indemnification.
(a)            PETRUS shall indemnify and hold WCW harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, "Losses") to which PETRUS may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by PETRUS as set forth herein.
(b)            WCW shall indemnify and hold PETRUS and PETRUS's officers and directors ("PETRUS's Representatives") harmless for, from and against any and all Losses to which PETRUS or PETRUS's Representatives may become subject resulting from or arising out of (1) any breach of a representation, warranty or covenant made by WCW as set forth herein; or (2) any and all liabilities arising out of or in connection with: (A) any of the assets of WCW prior to the Closing; or (B) the operations of WCW prior to the Closing.
8.03            Notice of Indemnification.  Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Article VIII, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith.  The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article VIII, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article VIII or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense.  In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article VIII to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or
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decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article VIII, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party.  If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.
ARTICLE IX. GENERAL PROVISIONS
9.01            Notices.  Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below (or at such other address for a party as shall be specified by like notice.)  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Eastern Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service, or (d) if by personal delivery, upon actual receipt by the party to whom such notice is required to be given.
If to PETRUS:

Miguel Dotres
President
Petrus Resources Corp
15321 NW 60th Ave Suite 109
Miami Lakes, FL 33014

If to WCW:

Andrew Deme
President
The Waters Club Worldwide Inc.
401 East Las Olas Boulevard, Suite 1400
Fort Lauderdale, FL 33301

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9.02            Definitions.  For purposes of this Agreement:
(a)            an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;
(b)             "material adverse change" or "material adverse effect" means, when used in connection with WCW or PETRUS, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of PETRUS to the consummation of the Share Exchange);
(c)             "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.
9.03            Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".
9.04            Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.
9.05            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
9.06            Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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9.07            Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in Broward County, Florida, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.
9.08            Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
9.09            Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
9.10            Attorney's Fees.  In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees, including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.
9.11            Currency.  All references to currency in this Agreement shall refer to the lawful currency of the United States of America.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Petrus Resources Corporation

/s/ Miguel Dotres
Miguel Dotres
President

The Waters Club Worldwide Inc.

/s/ Andrew Deme
Andrew Deme
President

[The Waters Club Worldwide Inc. Shareholder Signature Page to Follow]
Exhibit 2a -- Page 37

The Waters Club Worldwide Inc. Shareholder Signature Page to
Share Exchange Agreement and Plan of Reorganization by and among, Petrus Resources Corporation, a Delaware corporation, The Waters Club Worldwide Inc., a Florida corporation ("WCW") and each of the shareholders of WCW

Shareholder Name:                                        ______________________________

By:
Its:

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